Exhibit 10.15

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

EXECUTIVE RETIREMENT PLAN – PERFORMANCE COMPONENT

1.
Purpose of the Plan.  The purpose of this Plan is to serve as part of a program to attract, retain and reward a select group of the Bank’s executive officers by providing a potentially higher level of retirement income.

2.	Definitions. As used in this Plan, the following terms shall have the meanings indicated below:

"Bank" shall mean Farmers & Merchants Bank of Central California and any of its subsidiaries.

"Board of Directors" shall mean the Board of Directors of the Bank.

"Bonus Factor" shall mean, in respect of any Participant, the numerical factor determined by the Committee for purposes of such Participant's participation in the Plan.  A Participant may be awarded additional Bonus Factors in the Plan.  In such event, each additional Bonus Factor shall be separate and independent of any prior or subsequent Bonus Factor awarded to such Participant under the Plan.

"Termination for Cause" shall mean the Bank terminating the Executive’s employment for conviction of a felony resulting in a material economic adverse effect on the Bank.

“Change of Control” shall mean a change, after January 1, 2005, of control of the Holding Company. Such a Change of Control  will be deemed to have occurred immediately before any of the following occur: (i) individuals, who were members of the Board of Directors of the Holding Company immediately prior to a meeting of the shareholders of the Holding Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Holding Company following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 35% of the outstanding shares of any class of voting securities of the Holding Company by any Person, (iii) a merger (in which the Holding Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Holding Company, or (iv) there is a change, during any period of one year, of a majority of the Board of Directors of the Holding Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period.  If the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to the Bank, then such Change of Control shall be deemed for all purposes of this agreement to also be a “Change of Control” of the Holding Company.  For purposes of this agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Holding Company, the Bank, any other wholly owned subsidiary of the Holding Company or any employee benefit plan(s) sponsored by the Holding Company, Bank or other subsidiary of the Holding Company.

"Committee" shall mean the Personnel Committee of the Board of Directors or such other committee that the Board of Directors may designate from time to time.

“Disability” shall mean when a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of  any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Bank.  Disability shall be determined by a physician acceptable to both the Committee and the Participant.

“Full Year of Service” shall mean any year (measured beginning with the first day of the Participation Period) in which an individual completes at least 1,400 hours of employment with the Bank or the Holding Company.

"Holding Company" shall mean Farmers & Merchants Bancorp.

"Market Value Per Share" shall mean either:

(1)
The average per share price of the common stock of the Holding Company over the 90 day period preceding any event triggering a Deferred Bonus calculation, not to exceed 20.0 times the trailing twelve months earnings divided by the average number of shares outstanding over the preceding 90 day period.

However, given that the stock of the Holding Company is thinly traded, the Board of Directors shall reserve the right at any time to ask for an independent valuation of the common stock of the Holding Company using a valuation methodology that assumes a change of control and which shall not be limited to the 20.0 times limitation of the preceding sentence.

or

(2)	In the event of a Change of Control, the price per share paid by the acquirer.

"Participant" shall mean (i) the President, (ii) each of the Executive Vice Presidents, and (iii) any of the Senior Vice Presidents of the Bank who is selected for participation in the Plan based on the recommendation of the Committee and the approval of the Board of Directors.

"Participation Period" shall mean, in respect of any Participant, the period beginning on the first day of the quarter in which he or she is selected to become a Participant or, in the case of an additional Bonus Factor, the first day of the quarter in which such additional Bonus Factor is awarded, and ending, in either case, on the earlier of (i) the last day of the quarter in which his or her employment with the Bank terminates (irrespective of the reason or basis for such termination) or (ii) immediately prior to the date on which a Change of Control is consummated.

"Plan" shall mean the Farmers & Merchants Bank of Central California Executive Retirement Plan as set forth in this document, as successor of any prior plans of the same name, and as the same may be amended or supplemented from time to time.

“Retirement Account” shall mean the account maintained on the books of the Bank as described in Section 6.

3.
Retirement Compensation – Existing Participants.  Participants in the Plan as of January 1, 2005 will be eligible to earn Retirement Compensation comprised of both an Earnings Component and a Market Value Component, calculated as follows:

Market Value Component

The difference between (A) and (B):

(A)      The product of the Market Value Per Share of the outstanding common stock of the
            Holding Company times the total number of such shares outstanding at the time minus

the Shareholders’ Equity (exclusive of Accumulated Other Comprehensive Income or Loss) per the Holding Company’s GAAP financial statements,

multiplied by

the Participant's Bonus Factor.

(B)   $219,329,850 (the Market Value/Book Value differential as of December 31, 2004),

multiplied by

the Participant's Bonus Factor.

Earnings Component

The cumulative net income of the Holding Company after January 1, 2005,

multiplied by

the Participant's Bonus Factor.

Exhibits 1 and 2 attached to this Plan provide an example of how the preceding formula would be calculated under a hypothetical financial scenario.  Such Exhibits are provided for example purposes only and are not a guarantee or a prediction of future results or future economic values.

4.
Retirement Compensation – New Participants.  Participants who join the Plan after January 1, 2005, or Participants as of January 1, 2005 who receive additional Bonus Factors after January 1, 2005, will be eligible to earn Retirement Compensation comprised of both an Earnings Component and a Market Value Component, calculated as follows:

Market Value Component

The difference between (A) and (B):

(A)      The product of the Market Value Per Share of the outstanding common stock of the
              Holding Company times the total number of such shares outstanding at the time,

minus

the Shareholders’ Equity (exclusive of Accumulated Other Comprehensive Income or Loss) per the Holding Company’s GAAP financial statements,

multiplied by

the Participant's Bonus Factor.

(B)       The Market Value Per Share at the Beginning of Participant’s Participation Period times the total number of such shares outstanding at the Beginning of Participant’s
Participation Period,

minus

the Shareholders’ Equity (exclusive of Accumulated Other Comprehensive Income or Loss), per the Holding Company’s GAAP financial statements at the Beginning of Participant’s Participation Period

multiplied by

the Participant's Bonus Factor.

Earnings Component

The cumulative net income of the Holding Company after the Beginning of Participant’s Participation Period multiplied by

the Participant's Bonus Factor.

Exhibits 1 and 3 attached to this Plan provide an example of how the preceding formula would be calculated under a hypothetical financial scenario.  Such Exhibits are provided for example purposes only and are not a guarantee or a prediction of future results or future economic values.

5.
Vesting.  A Participant's entitlement to his or her Retirement Account balance shall vest based on the Participant's Full Years of Service with the Bank, measured beginning with the quarter in which he or she is selected to become a Participant (Participants receiving Bonus Factors in this Plan as of January 1, 2005 will receive vesting credit with respect to these Bonus Factors for all years of participation in any of the Bank’s previous Plans), as set forth in the vesting schedule below.  The receipt of an additional Bonus Factor shall result in a new vesting schedule for such additional Bonus Factor.   In the event of (i) a Change of Control or (ii) the termination of the Participant's employment at the Bank due to his or her death or Disability, his or her Retirement Account balance shall become 100% vested.

Percentage of
Post-Award Full Years of Service	Bonus Vested

Less than 2 years	0%
2 years to less than 3 years	25%
3 years to less than 4 years	50%
4 years to less than 5 years	75%
5 years or more	100%

6.
Retirement Account.  The Bank shall establish a Retirement Account on its books for the Participant comprised of a separate Market Value Component and Earnings Component.  Incremental amounts calculated under Sections 3 and 4 will be credited to this account and transferred to the rabbi trust established under Section 19 (b) upon the earlier of a Change of Control or the end of each calendar month. During the Participation Period, declines in the Holding Company’s stock price could cause a Participant’s Market Value Component account balance to decline or even show a negative balance, however, any negative balance will not represent a liability on the part of the Participant nor an offset to any other amount due under the Earnings Component.  At the end of the Participation Period, the Participant’s Market Value Component account balance will no longer be subject to movements in the Holding Company’s stock price, but will continue to be credited with earnings, as defined in Section 7.  A Participant shall be entitled to the amount set forth in the Retirement Account applicable to him or her, subject to the terms and conditions of this Agreement, including the vesting rules set forth in Section 5, the forfeiture rules set forth in Section 10 and the payment rules set forth in Section 11.

7.
Earnings on Retirement Account Balances.   Earnings will be credited to each Participant’s Retirement Account balance, and transferred to the rabbi trust established under Section 19 (b), at the end of each calendar month: (a) from January 1, 2005 until such time as the account balances are transferred to the rabbi trust at Prime-3.0%; and (b) thereafter at a rate equivalent to the pre-tax investment earnings rate for such month achieved in the rabbi trust.

8.
Notice of Bonus Factor and Statement of Accounts. As soon as practicable following a determination by the Committee to grant a Bonus Factor to a Participant, the Committee shall give written notice to the Participant of the amount of the Bonus Factor.  Such notice shall enclose a copy of the Plan.  The Bank shall also provide to the Participant, within sixty (60) days after each calendar year-end, a statement setting forth the Participant’s account balance.

9.
Accounting Device Only.  The Retirement Account is solely a device for measuring amounts to be paid under this Plan.  It is not a trust fund of any kind.  The Participant is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere Bank promise to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

10.
Forfeiture.  Except in the event of (i) Change of Control, (ii) death or (iii) disability, on termination of a Participant’s status as a Participant (whether by retirement or termination without cause), that portion of the Retirement Account that is not vested upon the occurrence of such event shall be forfeited by the Participant.  Notwithstanding anything to the contrary, in the event of the Participant's Termination for Cause, all entitlement and other rights of Participant to any Retirement Account component, whether or not vested, shall be cancelled, terminated and forfeited in their entirety.  Amounts forfeited by any individual Participant will, in the sole discretion of The Committee, either (i) remain in the Plan and be used to offset future Plan credits required under Section 6 for the remaining Participants, or (ii) withdrawn from the Plan (and the rabbi trust).

11.           Payment.

a)
Retirement.  From and after the retirement of the Participant from the service of the Bank, the Bank shall pay the vested portion of Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

b)
Disability.  If Participant’s termination of employment is due to Disability, the Bank shall pay the full amount of the Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

c)
Death.   In the event of the Participant's death (i) while employed by the Bank or the Holding Company, the full amount of Participant's Retirement Account shall be paid to the Participant's heirs, devisees or designated beneficiaries in one lump sum payment made on the first day of the second month following the Participant’s death, or (ii) while receiving payments of his Retirement Account as a result of his prior retirement or termination without cause, the remaining portion of Participant’s vested Retirement Account which had not been previously paid out shall be paid to the Participant's heirs, devisees or designated beneficiaries in one lump sum payment made on the first day of the second month following the Participant’s death, or (iii) while receiving payments of his Retirement Account as a result of his prior disability or Change of Control, the remaining portion of Participant’s full amount of Retirement Account which had not been previously paid out shall be paid to the Participant's heirs, devisees or designated beneficiaries in one lump sum payment made on the first day of the second month following the Participant’s death.

d)
Change of Control.  In the event of a Change of Control, the Bank shall pay the full amount of the Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

e)
Termination without Cause.  In the event of the Participant’s termination of employment with the Bank for any reason, other than disability, Change of Control, retirement, death or Termination for Cause, the Bank shall pay the vested portion of Participant's Retirement Account in accordance with the Participant’s Election on the attached Payment Election.

12.
Beneficiary Designation.  The Participant shall have the right, at any time to submit a Beneficiary Designation Form designating primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of death prior to complete distribution of the benefits due and payable under the Plan. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Bank.

13.
Assignment of Rights.  Neither the Participant nor any designated beneficiary shall have any right to sell, assign, transfer, or otherwise convey the right to receive any payments hereunder without the prior written consent of the Bank.

14.
Unfunded and Unsecured Obligation of Bank. The Bank is not required to earmark or otherwise set aside any funds or other assets or in any way secure payment of its obligations under the Plan.  Any asset which may be set aside by the Bank for accounting purposes or in a rabbi trust is not to be treated as held in trust for any Participant or for his or her account.  Each Participant shall have only the rights of a general, unsecured creditor of the Bank with respect to any of his or her rights under the Plan.

15.
Claims Procedure.  Any claim pertaining to a Participant's benefits under the Plan shall be filed with the Chairman of the Committee for the consideration of the Committee.  Written notice of the disposition of a claim shall be furnished the Participant within 30 days after the application therefore is filed.  In the event the claim is denied, the specific reasons for such denial shall be set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the Participant can perfect his or her claim will be provided.

16.
No Contract of Employment.  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Participant the right to continue to be employed by the Bank, in any capacity, nor in any way vary the Bank’s policy of at-will employment. It is expressly understood by the parties hereto that this Plan relates exclusively to the deferred bonus as set forth in this agreement.

17.
Construction of Agreement.  Any payments under this Plan shall be independent of, and in addition to, those under any other retirement plan, program, or agreement which may be in effect between the parties hereto, or any other compensation payable to the Participant or the Participant’s designated beneficiary by the Bank.  All legal issues pertaining to the Plan shall be determined in accordance with the laws of the State of California except as preempted by Federal law.

18.
Amendment.  The Bank shall have the right at any time to modify, alter or amend this Plan, in whole or in part, provided that the amendment shall not reduce any Participant's interest in the Plan, calculated as of the date on which the amendment is adopted.  This Plan is intended to be consistent with the provisions of Section 409A of the Internal Revenue Code.  Bank reserves the right to change this Plan, including reducing any Participant’s interest in this Plan in order to make such Plan compliant with Section 409A.

19.           The Committee.

a)
The Committee shall, for the purpose of administering the Plan, choose a secretary and an assistant secretary (either of whom is hereafter referred to as "Secretary") who shall keep minutes of the Committee's proceedings and all records and documents pertaining to the Committee’s administration of the Plan. The Secretary may execute any certificates or other written direction on behalf of the Committee. A majority of the members of the Committee shall constitute a quorum.

b)
The Committee on behalf of the Participants shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes including, but not by way of limitation, the following:

-	to construe, interpret, and administer the Plan;

-	to make determinations under the Plan;

-	to establish a rabbi trust for the Plan and to deposit amounts calculated under
Sections 6 and 7 into such trust established by the Committee;

-	to maintain the necessary records for the administration of the Plan; and

-	to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof.

Decisions and determinations by the Committee shall be final and binding upon all parties and shall be given the maximum deference allowed by law.

c)
The members of the Committee shall serve without bond and without compensation (except for director fees) for their services hereunder. All expenses of the Committee shall be paid by the Bank. The Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for the act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. The Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

20.
Gross-Up Payment.  Upon a Change of Control, a Participant shall be entitled to a “Gross-Up Payment” under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to subsection a) and any federal and state tax reimbursements due pursuant to subsection b).

a)
In the event that any payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2)) paid, payable, distributed or distributable to a Participant (hereinafter referred to as “Payments”) pursuant to the terms of this Plan or otherwise in connection with or arising out a Change of Control would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Participant with respect to such Excise Tax, then the Participant will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on the Participant as a result of the Payment and the Excise Taxes on any federal and state tax reimbursements as set forth in subsection b).

b)
If the Bank is obligated to pay the Participant pursuant to subsection a), the Bank also shall pay the Participant an amount equal to the “total presumed federal and state taxes” that could be imposed on the Participant with respect to the Excise Tax reimbursements due to the Participant pursuant to subsection a) and the federal and state tax reimbursements due to the Participant pursuant to this subsection.  For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on the Participant shall be conclusively calculated using a combined tax rate equal to the sum of the (a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Participant resides on the date that the payment is computed and (b) the hospital insurance portion of FICA.

c)
No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

d)
It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in subsection a)) imposed by Congress or the Internal Revenue Service that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to subsection b).

e)
An initial determination as to whether a Gross-Up Payment is required pursuant to the Plan and the amount of such Gross-Up Payment shall be made at the Bank’s expense by an accounting firm appointed by the Bank prior to any Change of Control.  The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to the Bank and the Participant prior to submission of the proposed change of control to the Holding Company’s shareholders, Board of Directors or appropriate regulators for approval.  If the accounting firm determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten (10) days of the delivery of the determination to the Participant, the Participant shall have the right to dispute the determination.  The existence of the dispute shall not in any way affect the Participant’s right to receive the Gross-Up Payment in accordance with the determination.  Upon the final resolution of a dispute, the Bank or its successor shall promptly pay to the Participant any additional amount required by such resolution.  If there is no dispute, the determination shall be binding, final and conclusive upon the Bank and the Participant, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to the Participant.  If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, the entity acquiring control of the Bank shall pay the Excise Tax and any penalties assessed by such taxing authority.

f)
Notwithstanding anything contained in this Section to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, the Bank or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Bank has actually withheld from the Payment or Payments.

Payment of these amounts will be made subject to the terms of the Participant’s Employment Agreement, or in the absence of such an agreement, immediately prior to the purchaser assuming control of the Bank or Holding Company.

21.	Headings. Headings and subheadings in this Plan are inserted for convenience or reference only and are not to be considered in the construction of the provisions hereof.

22.
Intent. To the extent that this Plan may be construed to be a plan maintained to provide deferred compensation, it is intended to be limited to a “select group of management or highly compensated employees” within the meaning of Section 201(2) of ERISA. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be “unfunded” within the meaning of ERISA.

23.	Gender and Number. Where the context permits, words in any gender shall, include any other gender; words in the singular shall include the plural, and the plural shall include the singular.

IN WITNESS WHEREOF, the BANK has caused this Plan to be duly executed this 3rd day of May, 2005.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:	/s/ Ole R. Mettler

Chairman of the Board

By:	/s/ Kent A. Steinwert

President and C.E.O.

By:	/s/ Stewart C. Adams, Jr.

Chairman of the Personnel Committee of the Board

Amended and Renamed on March 10, 2010